ARTICLES OF AMENDMENT
                        TO ARTICLES OF INCORPORATION OF
                            VAN WAGONER FUNDS, INC.


          The undersigned officer of Van Wagoner Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the "Corporation"), does hereby certify:

          FIRST:  That the name of the Corporation is Van Wagoner Funds, Inc.

          SECOND: That Article IV of the Corporation's Articles of Incorporation is hereby amended to change the designation of the Class A Common Stock to "Micro-Cap Growth Fund" and to change the designation of the Class C Common Stock to "Mid-Cap Growth Fund."

          THIRD: That the amendment to the Corporation's Articles of Incorporation (the "Amendment") was approved by a majority of the entire Board of Directors of the Corporation.

          FOURTH: That the Amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

          IN WITNESS WHEREOF, the undersigned officer of the Corporation who executed the foregoing Articles of Amendment hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties for perjury.

                          Dated this 19th day of April, 2000.

                                VAN WAGONER FUNDS, INC.

                                By:/s/Peter Kris
                                   ----------------------------
                                   Peter Kris, Vice President



                                Attest: /s/Garrett R. Van Wagoner
                                        ----------------------------------
                                         Garrett R. Van Wagoner, Secretary